EXHIBIT 99.2


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                  [Dime Community Bancorp, Inc. Press Release]


FOR IMMEDIATE RELEASE                       ________, 1998

                           Contact: Kenneth A. Ceonzo
                                    Vice President, Secretary
                                    and Director of Investor Relations
                                    718-782-6200 ext. 279

           DIME COMMUNITY BANCORP, INC. ADOPTS SHAREHOLDER RIGHTS PLAN
           -----------------------------------------------------------


                  BROOKLYN, NEW YORK, APRIL 9, 1998 -- The Board of Directors of Dime Community Bancorp, Inc. (the "Company") (NASDAQ:DIME), the holding company for the Dime Savings Bank of Williamsburgh (the "Bank"), today adopted a Shareholder Rights Plan and declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. The Rights are designed to assure that all of the shareholders of Dime Community Bancorp, Inc. receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of the Company without paying all shareholders a fair price. They will not prevent any person or group of persons from purchasing at least a majority stake in the Company but should encourage such person or persons to negotiate in advance with the Board of Directors of the Company, acting on behalf of all shareholders.

                  Each Right will entitle shareholders to buy a one one-hundredth interest in a share of a new series of preferred stock of the Company at an exercise price of $100. Initially, the Rights will not be exercisable and will transfer with and only with the shares of common stock. The Rights will be exercisable and separately transferable twenty business days after a person or group of persons acquires 10% or more of the common stock of Dime Community Bancorp, Inc. or a person or group of persons announces a tender offer the consummation of which would result in ownership by a person or group of persons of 10% or more of the common stock. In this event, each Right will entitle its holder (other than the person or persons holding 10% or more of the common stock) to purchase a number of shares of common stock of the Company or any successor company, based upon a formula set forth in the Shareholder Rights Plan.

                  The Rights dividend distribution will be payable to Shareholders of record on May 1, 1998. The Rights will expire ten years later on May 1, 2008. The distribution of the Rights is not taxable to shareholders.

                  Dime Community Bancorp, Inc., with consolidated assets of $1.49 billion at December 31, 1997, is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn. Fourteen additional offices are located in the boroughs of Brooklyn, Queens, and the Bronx, and in Nassau County. The Bank's deposit are insured up to the maximum allowable amount by the FDIC.